Exhibit 99.1

SACHEM CAPITAL REPORTS THIRD QUARTER 2024 RESULTS –

REPORTS QUARTERLY REVENUES OF $14.8 MILLION

- Company to Host Webcast and Conference Call -

BRANFORD, Conn., November 14, 2024 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH), a real estate lender specializing in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the third quarter ended September 30, 2024.

"While origination activity remains muted, we continue to see significant proprietary deal flow, as traditional banks remain on the sidelines," said John Villano, CPA, Sachem Capital’s Chief Executive Officer. "During the quarter, we maintained discipline with short-term debt coming due, but executed several strategic initiatives, including diversifying our business model with an additional investment in Shem Creek Capital. Furthermore, we initiated a sale of non-performing mortgages which, we believe, will strengthen our balance sheet and enable us to redeploy capital toward more attractive opportunities in 2025. Thus, we continue to take decisive actions to position the Company for future growth given the ongoing macroeconomic environment challenges that we face. With our proven expertise in managing through market cycles, we are confident in our ability to navigate the current environment. Our focus moving forward will be to build our lending platform, increase our dividend and unlock value for our shareholders."

Results of operations for quarter ended September 30, 2024

Total revenue for the quarter was $14.8 million, compared to $17.8 million for the quarter ended September 30, 2023. Interest income was $11.4 million, compared to $14.3 million in the same quarter in 2023. The reduction in interest income was due primarily to the lower number of loans originated, modified or extended in comparison to the same quarter in 2023. Fee income from loans declined approximately 23.9% compared to the same prior year quarter.

Total operating costs and expenses for the quarter were $19.6 million compared to $11.3 million for the same 2023 quarter. The change is primarily attributable to an $8.1 million provision for credit losses compared to a recovery of credit loss provisions of $0.1 million in the third quarter of 2023.

Net loss attributable to common shares for the three months ended September 30, 2024 was $6.1 million, or $0.13 per share, compared to net income attributable to common shares of $5.2 million, or $0.12 per share, for the three months ended September 30, 2023. The change is mainly attributable to the larger provision for credit losses and the decrease in interest and fee income from loans as mentioned above.

Balance Sheet

Total assets were $555.5 million at September 30, 2024 compared to $625.5 million at December 31, 2023. The change reflects reductions of $34.8 million in the net mortgage loan portfolio, $36.2 million in investment securities and $6.7 million of cash and cash equivalents. These changes were offset by increases of $11.1 million in partnership investments and $2.4 million in real estate owned. Total liabilities at September 30, 2024 were $334.9 million compared to $395.5 million at December 31, 2023. The primary changes were reductions of $21.9 million in notes payable and $29.3 million in the amount owed under credit facilities and the Churchill repurchase facility.

Total indebtedness at quarter end was $324.7 million. This includes: $260.5 million of notes payable (net of $4.3 million of deferred financing costs), $35.5 million outstanding on the Needham Bank revolving credit facility, $23.5 million outstanding on the Churchill master repurchase financing facility and $1.0 million outstanding on a New Haven Bank mortgage loan. Unsecured unsubordinated notes in the amount of $34.5 million are due and payable by December 30, 2024. The Company plans to repay these notes with a combination of current cash on hand, principal repayments from mortgage loans, its lines of credit, and the sale of mortgage loans.

Total shareholders’ equity at quarter end was $220.6 million compared to $235.5 million at December 31, 2023.

Dividends

On November 7, 2024, the Company declared a quarterly dividend of $0.05 per share payable to shareholders of record on November 18, 2024. The dividend is expected to be paid November 26, 2024.

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

Investor Conference Webcast and Call

The Company is hosting a webcast and conference call Thursday, November 14, 2024 at 8:00 a.m. Eastern Time, to discuss in greater detail its financial results for the quarter ended September 30, 2024. A webcast of the call may be accessed on the Company’s website at https://sachemcapitalcorp.com/investor-relations/events-and-presentations/default.aspx.

Interested parties can access the conference call via telephone by dialing toll free 877-704-4453 for U.S. callers or +1-201-389-0920 for international callers.

Replay

The webcast will also be archived on the Company’s website and a telephone replay of the call will be available through Thursday, November 28, 2024, and can be accessed by dialing 1-844-512-2921 for U.S. callers or +1 412-317-6671 for international callers and by entering replay passcode: 13748720.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Such forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 1, 2024 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024. Because of these risks, uncertainties and assumptions, any forward-looking events and circumstances discussed in this press release may not occur. You should not rely upon forward-looking statements as predictions of future events. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

SACHEM CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	September 30, 2024	December 31, 2023
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$5,881	$12,598
Investment securities (at fair value)	1,568	37,776
Mortgages receivable	477,095	499,235
Allowance for credit losses	(20,212)	(7,523)
Mortgages receivable, net of allowance for credit losses	456,883	491,712
Interest and fees receivable, net	5,003	8,475
Due from borrowers, net	6,116	5,597
Real estate owned	4,332	3,462
Investments in partnerships	54,118	43,036
Investments in rental real estate, net	12,962	10,554
Property and equipment, net	3,249	3,373
Other assets	5,345	8,956
Total assets	$555,457	$625,539

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable (net of deferred financing costs of $4,275 and $6,048)	$260,464	$282,353
Repurchase facility	23,482	26,461
Mortgage payable	1,022	1,081
Lines of credit	35,500	61,792
Accrued dividends payable	—	5,144
Accounts payable and accrued liabilities	3,292	2,322
Advances from borrowers	7,056	10,998
Below market lease intangible	665	665
Deferred revenue	3,369	4,647
Total liabilities	334,850	395,463

Commitments and Contingencies:

Shareholders’ equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; 2,903,000 shares designated as Series A Preferred Stock; 2,279,824 and 2,029,923 shares of Series A Preferred Stock issued and outstanding at September 30, 2024 and December 31, 2023, respectively	2	2
Common stock - $.001 par value; 200,000,000 shares authorized; 47,011,349 and 46,765,483 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	47	47
Additional paid-in capital	256,310	249,826
Accumulated other comprehensive income	—	316
Accumulated deficit	(35,752)	(20,115)
Total shareholders’ equity	220,607	230,076
Total liabilities and shareholders’ equity	$555,457	$625,539

SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Interest income from loans	$11,420	$14,274	$35,816	$37,156
Fee income from loans	1,843	2,421	6,543	7,910
Income from partnership investments	1,495	782	3,907	2,338
Other investment income	3	285	388	897
Other income	24	13	81	40
Total revenues	14,785	17,775	46,735	48,341

Operating expenses
Interest and amortization of deferred financing costs	6,836	7,683	21,278	21,695
Compensation and employee benefits	1,745	1,735	5,053	5,075
General and administrative expenses	2,301	1,329	4,797	3,539
Provision for (recovery of) credit losses related to loans	8,096	(131)	17,964	65
Impairment loss on real estate owned	320	200	397	613
Loss (gain) on sale of real estate and property and equipment, net	(30)	199	(294)	73
Other expenses	339	330	1,205	634
Total operating expenses	19,607	11,345	50,400	31,694
Operating income (loss) before other income (loss)	(4,822)	6,430	(3,665)	16,647

Other income (loss)
Gain (loss) on equity securities	(229)	(240)	229	361
Total other income (loss), net	(229)	(240)	229	361
Net income (loss)	(5,051)	6,190	(3,436)	17,008
Preferred stock dividend	(1,095)	(967)	(3,187)	(2,816)
Net income (loss) attributable to common shareholders	$(6,146)	$5,223	$(6,623)	$14,192

Basic earnings (loss) per common share	$(0.13)	$0.12	$(0.14)	$0.32
Diluted earnings (loss) per common share	$(0.13)	$0.12	$(0.14)	$0.32
Basic weighted average common shares outstanding	47,339,635	44,754,921	47,390,113	43,805,310
Diluted weighted average common shares outstanding	47,339,635	44,754,921	47,390,113	43,805,310

SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(dollars in thousands)

	Nine Months Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,436)	$17,008
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred financing costs and bond discount	1,860	1,832
Depreciation expense	281	169
Write-off of other assets - pre-offering costs	—	477
Stock-based compensation	650	617
Provision for credit losses related to loans	17,964	65
Impairment loss	397	613
(Gain) loss on sale of real estate and property and equipment, net	(294)	73
(Gain) on equity securities	(229)	(361)
Changes in operating assets and liabilities:
Interest and fees receivable, net	(563)	(1,642)
Other assets	3,509	(1,043)
Due from borrowers, net	(1,666)	(2,171)
Accounts payable and accrued liabilities	257	89
Deferred revenue	(1,278)	599
Advances from borrowers	(3,942)	2,613
Total adjustments	16,946	1,930
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,510	18,938

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities	(7,767)	(21,064)
Proceeds from the sale of investment securities	43,964	9,060
Purchase of interests in investment partnerships, net	(11,082)	(9,120)
Proceeds from sale of real estate owned	2,008	149
Improvements to real estate owned, net	—	(215)
Purchases of property and equipment	26	519
Improvements in investment in rental real estate	(2,482)	(10,725)
Principal disbursements for mortgages receivable	(115,670)	(159,679)
Principal collections on mortgages receivable	135,265	123,496
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	44,262	(67,579)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (repayment of) lines of credit	(26,292)	47,752
Net proceeds from (repayment of) repurchase facility	(2,979)	5,396
Proceeds from (repayment of) mortgage payable	(59)	351
Dividends paid on common shares	(14,159)	(16,944)
Dividends paid on Series A Preferred Stock	(3,187)	(2,816)
Proceeds from issuance of common shares, net of expenses	2,050	15,332
Repurchase of common shares	(1,373)	(226)
Proceeds from issuance of Series A Preferred Stock, net of expenses	5,157	1,895
Gross proceeds from (repayment of) notes payable	(23,647)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(64,489)	50,740

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,717)	2,099

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	12,598	23,713

CASH AND CASH EQUIVALENTS – END OF PERIOD	$5,881	$25,812